EXHIBIT 5.1


                           GOLDFARB, LEVY, ERAN & CO.
                               Europe-Israel Tower
                                2 Weizmann Street
                                 Tel Aviv, 64239
                           Telephone (972-3) 608-9999
                              Fax (972-3) 608-9909


                               September 19, 2005


     Attunity Ltd.
     Einstein Building
     Tirat HaCarmel 39101
     Israel


     Re:  Attunity Ltd.
          Registration Statement on Form F-3
          (REGISTRATION NO. 333-122937)


     Dear Sirs:

     We have acted as special Israeli counsel for Attunity Ltd., an Israeli company (the "Company"), in connection with the Amendment No. 2 to Registration Statement on Form F-3 (Registration No. 333-122937) (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") relating to the disposition by the selling shareholders of (i) 727,273 of the Company's ordinary shares (the "Purchase Shares"), that were issued to the selling shareholders pursuant to a Securities Purchase Agreement dated January 24, 2005, by and among the Company and certain funds affiliated with Weiss, Peck & Greer (the "Purchase Agreement"); (ii) 290,909 of the Company's ordinary shares (the "Warrant Shares") that are issuable upon exercise of warrants (the "Warrants") that were issued to the selling shareholders pursuant to the Purchase Agreement; and (iii) up to 120,000 of the Company's ordinary shares (the "Liquidated Damages Shares") issuable to the selling shareholders as payment for liquidated damages for the Company's failure to timely file a registration statement for the disposition of the Purchase Shares and Warrant Shares, pursuant to a Registration Rights Agreement dated January 24, 2005 that the Company and such funds entered into in connection with the Purchase Agreement.

     We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

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     In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact related to this opinion, we have relied upon certificates or comparable documents, or upon statements, of officers of the Company and upon certificates of government officials.

     Based upon and subject to the foregoing, we are of the opinion that: (1) the Purchase Shares are duly authorized, validly issued, fully paid and non-assessable; (2) upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable; and (3) the Liquidated Damages Shares, if and to the extent issued, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the section of the prospectus entitled "Legal Matters." This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.



                                                  Very truly yours,

                                                  /s/ Goldfarb, Levy, Eran & Co.

                                                  Goldfarb, Levy, Eran & Co.